PRESS RELEASE

Date:	May 12, 2006
From:	MutualFirst Financial, Inc.
For Publication:	Immediately
Contact:	David W. Heeter (765) 747-2880

MutualFirst Financial Purchases Banking Branches

Muncie, Indiana - May 12, 2006 - MutualFirst Financial, Inc. (MutualFirst), the holding company of Mutual Federal Savings Bank (Mutual Federal), announced today that Mutual Federal has entered into a definitive agreement to purchase the Winchester, Wabash and Warsaw offices owned by First Financial Bank, NA and operated as branches of Community First Bank and Trust.

             "The acquisition of two of these branches enhances our position in two of our present markets while the third provides a missing link in our franchise footprint," said Dave Heeter, Chief Executive Officer of MutualFirst and Mutual Federal.

             Currently Mutual Federal has two offices in Winchester and Randolph County, and five offices in Kosciusko County, including Warsaw. The acquisition of the Wabash office will fill an existing gap between Kosciusko County and Grant County where Mutual Federal currently operates four offices.

             The purchase of branch deposits and certain branch loans will take place as soon as possible following receipt of all necessary regulatory approvals. This acquisition will be accretive to earnings within the first year.

             Pat Botts, Mutual Federal President and Chief Operating Officer, said, "We are thrilled to offer our outstanding products and services to a greater number of customers. We are excited to add two full service facilities in Winchester and Wabash, as well as to serve a larger customer base in Warsaw. We look forward to this expansion opportunity."

             Mutual Federal was chartered in 1889 and offers financial services through a network of twenty banking offices located in Delaware, Randolph, Kosciusko and Grant Counties in Northeastern Indiana and the Internet.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Press Release